Signature of Reporting Person

HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.

By:      HM4 Partners, L.P., its general partner

By:      Hicks, Muse GP Partners L.A., L.P., its general partner

By:      Hicks, Muse Latin America Fund I Incorporated, its general partner

By:      /s/ David W. Knickel
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         David W. Knickel
         Vice President and Chief Financial Officer